For Immediate Release

Argon ST, Inc. Announces Financial Results for First Quarter Fiscal 2007

FAIRFAX, VA – February 8, 2007 Argon ST, Inc. (NASDAQ: STST), a leading systems engineering, development and services company providing full-service C4ISR (command, control, communications, computers, intelligence, surveillance and reconnaissance) systems and services to a wide range of defense and intelligence customers, today announced revenues and earnings for its first fiscal quarter ended December 31, 2006.

The company reported first quarter net income of $5.2 million ($0.23 per diluted share), compared to $5.6 million ($0.27 per diluted share) in the first quarter of fiscal year 2006. Revenues for the first quarter were $60.4 million, compared with revenues of $68.1 million for the same quarter in the prior year. Net cash used by operations for the first quarter was $2.3 million, compared to net cash used by operations of $11.4 million in the same period of the prior fiscal year.

Terry Collins, Chairman, CEO and President, stated: “We are generally pleased with our performance in the first quarter, as we continue to have good execution on our programs and are seeing a much better contract flow this year when compared to last year. This good contract flow has continued in the second quarter, highlighted with the award of the SSEE Increment E follow-on production option.”

About Argon ST, Inc.

Argon ST, Inc. designs, develops, and produces systems and sensors for the Command and Control Communications, Computers, Intelligence, Surveillance, and Reconnaissance (C4ISR) markets including SIGINT (Signals Intelligence), ESM (Electronic Support Measures), EW (Electronic Warfare), imaging, and acoustic systems serving domestic and worldwide markets.

Forward-Looking Statements

Statements in this press release which are not historical facts are forward-looking statements under the provision of the Private Securities Litigation Reform Act of 1955. Forward-looking statements are not guarantees of future performance and are based upon numerous assumptions about future conditions that could prove not to be accurate. Forward looking statements are subject to numerous risks and uncertainties, and our actual results could differ materially as a result of such risks and other factors. In addition to those risks specifically mentioned in the reports filed by the Company with the Securities and Exchange Commission (including the Company’s Form 10-K for the fiscal year ended September 30, 2006), such risks and uncertainties include, but are not limited to: the availability of U.S. and international government funding for the Company’s products and services; changes in the U.S. federal government procurement laws, regulations, policies and budgets (including changes to respond to budgetary constraints and cost-cutting initiatives); the number and type of contracts and task orders awarded to the Company; the exercise by the U.S. government of options to extend the Company’s contracts; the Company’s ability to retain contracts during any rebidding process; the timing of Congressional funding on the Company’s contracts; any government delay in award or termination of the Company’s contracts and programs; difficulties in developing and producing operationally advanced technology systems; the timing and customer acceptance of contract deliverables; the Company’s ability to attract and retain qualified personnel, including technical personnel and personnel with required security clearances; charges from any future impairment reviews; the future impact of any acquisitions or divestitures the Company may make; the competitive environment for defense and intelligence information technology products and services; general economic, business and political conditions domestically and internationally; and other factors affecting the Company’s business that are beyond its control. All of the forward-looking statements should be considered in light of these factors. Investors should not put undue reliance on any forward-looking statements. We undertake no obligation to update these forward-looking statements to reflect new information, future events or otherwise.

Contact:

Victor F. Sellier, Chief Financial Officer
vic.sellier@argonst.com
URL: www.argonst.com

ARGON ST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

ASSETS	December 31, 2006	September 30, 2006
	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$30,508	$33,498
Accounts receivable, net	85,220	86,842
Inventory	4,294	3,954
Income taxes receivable	—	23
Deferred project costs	63	5,597
Deferred income tax asset	2,283	2,083
Prepaids and other	1,270	1,481

TOTAL CURRENT ASSETS	123,638	133,478
Property, equipment and software, net	16,646	16,726
Goodwill	148,771	148,719
Intangibles, net	12,624	13,200
Other assets	1,466	1,408

TOTAL ASSETS	$303,145	$313,531

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$10,373	$19,124
Accrued salaries and related expenses	9,739	10,678
Deferred revenue	4,091	13,053
Income taxes payable	1,626	—
Other liabilities	389	452
TOTAL CURRENT LIABILITIES	26,218	43,307
Deferred income tax liability, long term	3,401	2,937
Deferred rent and other liabilities	1,601	1,591
Commitments and contingencies	—	—
STOCKHOLDERS’ EQUITY
Common stock:
$.01 Par Value, 100,000,000 shares
authorized, 22,391,159 and 22,313,709 shares
issued at December 31, 2006 and September 30, 2006	224	223
Additional paid in capital	213,655	212,610
Treasury stock at cost, 126,245 shares	(534)	(534)
Retained earnings	58,580	53,397

TOTAL STOCKHOLDERS’ EQUITY	271,925	265,696

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$303,145	$313,531

ARGON ST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(In Thousands, Except Per Share Data)

	For the Fiscal Quarter Ended
	December 31, 2006	January 1, 2006
CONTRACT REVENUES	$60,405	$68,107
COST OF REVENUES	45,754	52,752
GENERAL AND ADMINISTRATIVE
EXPENSES	6,943	6,108

INCOME FROM OPERATIONS	7,708	9,247
INTEREST INCOME, NET	330	—

INCOME BEFORE INCOME TAXES	8,038	9,247
PROVISION FOR INCOME TAXES	2,855	3,644

NET INCOME	$5,183	$5,603

EARINGS PER SHARE (Basic)	$0.23	$0.27
EARNINGS PER SHARE (Diluted)	$0.23	$0.27
WEIGHTED- AVERAGE SHARES
OUTSTANDING
Basic	22,228	20,382
Diluted	22,724	21,103

ARGON ST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW (unaudited)
(In Thousands)

	Fiscal Quarter Ended
	December 31, 2006	January 1, 2006
Cash flows from operating activities
Net income	$5,183	$5,603
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
Depreciation and amortization	1,893	1,373
Deferred income tax expense (benefit)	276	(68)
Stock-based compensation	390	368
Bad debt expense	30	—
Loss on sale of equipment	2	—
Change in:
Accounts receivable	1,528	(9,764)
Inventory	(340)	(311)
Prepaids and other	5,534	—
Deferred project costs	211	(281)
Accounts payable and accrued expenses	(8,786)	(11,108)
Accrued salaries and related expenses	(939)	(150)
Deferred revenue	(8,962)	(202)
Income taxes payable	1,649	3,180

Net cash used in operating activities	(2,331)	(11,360)
Cash flows from investing activities
Acquisitions of property, equipment and software	(1,242)	(729)
Cash acquired in Radix acquisition	-	1,107
Deposits and other assets	(60)	299
Proceeds from sale of equipment	5	-

Net cash (used in) provided by investing activities	(1,297)	677
Cash flows from financing activities
Repayment on line of credit, net of borrowings	-	(11,000)
Payment on note payable	—	(56)
Payments on capital leases	(18)	(3)
Tax benefit on stock option exercises	231	530
Proceeds from exercise of stock options	425	606
Proceeds from secondary offering	-	46,768

Net cash provided by financing activities	638	36,845
Net (decrease) in cash and cash equivalents	(2,990)	26,162
Cash and cash equivalents, beginning of period	33,498	4,064

Cash and cash equivalents, end of period	$30,508	$30,226

Supplemental disclosure
Income taxes paid	$699	$—

Interest expense paid	$2	$127